Exhibit 2.1

September 30, 2013
Cubic Energy, Inc.
Attention: Calvin A. Wallen, III
9870 Plano Road
Dallas, Texas 75238

Re: Amendment to PSA
Reference is made to that certain Purchase and Sale Agreement (the “Original PSA”), dated as of April 19, 2013 by and among Gastar Exploration Texas, LP (“Seller”), Gastar Exploration USA, Inc. (“Seller Guarantor”) and Cubic Energy, Inc. (“Buyer” and together with Seller, the “Parties”) as amended by (i) that certain First Amendment of Purchase and Sale Agreement dated June 11, 2013 (the “First Amendment”), (ii) that certain Second Amendment of Purchase and Sale Agreement dated June 27, 2013 (the “Second Amendment”), (iii) that certain Third Amendment of Purchase and Sale Agreement dated July 11, 2013 (the “Third Amendment”), (iv) that certain Fourth Amendment of Purchase and Sale Agreement dated July 31, 2013 (the “Fourth Amendment”), (v) that certain Fifth Amendment of Purchase and Sale Agreement dated August 29, 2013 (the “Fifth Amendment”), and (vi) that certain Sixth Amendment of Purchase and Sale Agreement dated September 20, 2013 (the “Sixth Amendment”) (the Original PSA as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and the Sixth Amendment is hereinafter referred to as the “PSA”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the PSA.
The Parties acknowledge that on September 30, 2013, Buyer was not ready, willing and able to deliver to Seller the Adjusted Purchase Price as set forth in Sections 8.01(d) and 9.04(a) of the PSA.
The Parties hereby agree that pursuant to Section 9.01 of the PSA, this letter agreement constitutes a waiver by Seller of Buyer’s obligations under Section 8.01(b) and 8.01(d) of the PSA that shall be granted to Buyer in accordance with the following terms and conditions:

1.
Notwithstanding the fact that the documents described in Sections 9.03 and 9.04 of the PSA are dated September 30, 2013, such documents will be held in escrow with Seller until Buyer has deposited by wire transfer in same day funds with Seller the Adjusted Purchase Price, such deposit to be made before 5:00 p.m. Houston time on October 2, 2013.

2.	If Buyer has not deposited by wire transfer in same day funds with Seller the Adjusted Purchase Price before 5:00 p.m. Houston time on October 2, 2013, then notwithstanding anything to the contrary,

a.	the Deposit shall automatically become the property of Seller without any action by either Party; and

b.	the PSA and the transactions contemplated by the PSA shall be completely terminated.

3.	If Buyer has deposited by wire transfer in same day funds with Seller the Adjusted Purchase Price before 5:00 p.m. Houston time on October 2, 2013, then Seller shall release the documents held in escrow pursuant to Section 1 above. The Parties hereby further acknowledge that (i) the Adjusted Purchase Price is to be received by Seller before 5:00 p.m. Houston time on October 2, 2013, (ii) subject to the receipt of such funds, the closing of the purchase and sale of the Assets shall be deemed to have occurred on September 30, 2013, and (iii) subject to the receipt of such funds, the benefits and burdens associated with the purchase are effective as of January 1, 2013.
Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this letter agreement.
This letter agreement, the PSA, the Confidentiality Agreement, and the documents to be executed pursuant hereto and thereto, and the exhibits and schedules attached hereto and thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this letter agreement or the PSA shall be binding unless executed in writing by the Parties and specifically referencing this letter agreement and the PSA as being supplemented, amended, altered, modified, waived or terminated.
As amended above, the PSA shall continue in full force and effect. Sections 14.07 (No Third Party Beneficiaries), 14.08 (Assignment), 14.09 (Governing Law), 14.10 (Notices), 14.11 (Severability), 14.12 (Counterparts) of the PSA shall apply to this letter agreement as if set forth in full in this letter agreement, mutatis mutandis.
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Please sign below to evidence your agreement with the terms of this letter agreement.

Sincerely,

GASTAR EXPLORATION TEXAS, LP

By:	GASTAR EXPLORATION TEXAS LLC
its general partner

By: /s/ Henry J. Hansen
Name:    Henry J. Hansen
Title:    Vice President, Land

GASTAR EXPLORATION USA, INC.
(solely for the purpose of acknowledging this letter agreement)

By: /s/ Henry J. Hansen
Name:    Henry J. Hansen
Title:    Vice President, Land

AGREED TO AND ACCEPTED BY
CUBIC ENERGY, INC.

By: /s/ Calvin A. Wallen, III
Name:    Calvin A. Wallen, III
Title:    President

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